As filed with the Securities and Exchange Commission on July 1, 2026.

Registration Statement No. 333-296933

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

PRE EFFECTIVE AMENDMENT NO. 2

TO

FORM S-1

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

AETHLON MEDICAL, INC.

(Exact name of registrant as specified in its charter)

Nevada	3826	13-3632859
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

11555 Sorrento Valley Road, Suite 203

San Diego, CA 92121

(619) 941-0360

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

James B. Frakes

Chief Executive Officer & Chief Financial Officer

Aethlon Medical, Inc.

11555 Sorrento Valley Road, Suite 203

San Diego, CA 92121

(619) 941-0360

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Dennis Doucette, Esq. Procopio Cory Hargreaves & Savitch, LLP 12544 High Bluff Drive Suite 400 San Diego, CA 92130 Telephone: (858) 720 6322 Fax: (858) 720 6303	M. Ali Panjwani Pryor Cashman LLP; 7 Times Square New York, NY 10036-6569 Telephone: (212) 326-0846 Fax: (212) 326-0806

Approximate date of commencement of proposed sale to public: As soon as practicable after this Registration Statement is declared effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.   ☐

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Amendment No. 2 to the Registration Statement on Form S-1 (the “Registration Statement”) of Aethlon Medical, Inc. (the “Registrant”) is being filed solely to include in Part II of the Registration Statement an updated consent of the Registrant's independent registered public accounting firm as an exhibit hereto.

No changes have been made to Part I of the Registration Statement. Accordingly, Part I has been omitted from this Amendment No. 2 pursuant to the Note to Part I of Form S-1.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses, payable by the Company in connection with the registration of the securities being registered. All amounts are estimates except the SEC registration fee.

Amount
SEC registration fee	$3,381.52
FINRA filing fee	2,000.00
Accounting fees and expenses	35,000.00
Legal fees and expenses	350,000.00
Miscellaneous fees and expenses	60,000.00
Total expenses	$450,381.52

Item 14. Indemnification of Directors and Officers

We are incorporated in Nevada. Section 78.7502(1) of the Nevada Revised Statutes, or NRS, provides that a corporation may indemnify, pursuant to that statutory provision, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other enterprise or as a manager of a limited liability company, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he is not liable pursuant to NRS 78.138 or if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. NRS 78.138(7) provides that, subject to limited statutory exceptions and unless the articles of incorporation or an amendment thereto (in each case filed on or after October 1, 2003) provide for greater individual liability, a director or officer is not individually liable to the corporation or its stockholders or creditors for any damages as a result of any act or failure to act in his or her capacity as a director or officer unless the presumption established by NRS 78.138(3) has been rebutted and it is proven that (i) his or her act or failure to act constituted a breach of his or her fiduciary duties as a director or officer, and (ii) such breach involved intentional misconduct, fraud or a knowing violation of the law.

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NRS 78.7502(2) permits a corporation to indemnify, pursuant to that statutory provision, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by him or her in connection with the defense or settlement of such action or suit if he acted under similar standards, except that no indemnification pursuant to NRS 78.7502 may be made in respect of any claim, issue or matter as to which such person shall have been adjudged by a court of competent jurisdiction, after any appeals taken therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which such action or suit was brought or other court of competent jurisdiction determines that, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper. NRS 78.751(1) provides that a corporation shall indemnify any person who is a director, officer, employee or agent of the corporation, against expenses actually and reasonably incurred by the person in connection with defending an action (including, without limitation, attorney’s fees), to the extent that the person is successful on the merits or otherwise in defense of any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, including, without limitation, an action by or in the right of the corporation, by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise or as a manager of a limited liability company, or any claim, issue or matter in such action.

NRS 78.751 provides that the indemnification pursuant to NRS 78.7502 shall not be deemed exclusive or exclude any other rights to which the indemnified party may be entitled (except that indemnification may not be made to or on behalf of any director or officer finally adjudged by a court of competent jurisdiction, after exhaustion of any appeals taken therefrom, to be liable for intentional misconduct, fraud or a knowing violation of the law and such intentional misconduct, fraud or a knowing violation of the law was material to the cause of action) and that the indemnification shall continue as to directors, officers, employees or agents who have ceased to hold such positions, and to their heirs, executors and administrators. NRS 78.752 permits a corporation to purchase and maintain insurance on behalf of a director, officer, employee or agent of the corporation against any liability asserted against him or her or incurred by him or her in any such capacity or arising out of his or her status as such whether or not the corporation would have the power to indemnify him or her against such liabilities.

Bylaws

Our bylaws include express provisions providing for the indemnification of our directors and officers to the fullest extent permitted under the NRS, and the mandatory payment by us of expenses incurred by such persons in defending a civil or criminal action, suit or proceeding in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined that such person is not entitled to be indemnified by us. Our bylaws also permit us to purchase and maintain insurance or make other financial arrangements on behalf of any such person for certain liability and expenses, whether or not we have the authority to indemnify such person against such liability and expenses.

Liability Insurance

We maintain directors’ and officers’ liability insurance covering our directors and officers against expenses and liabilities arising from certain actions to which they may become subject by reason of having served in such role, including insurance for claims against these persons brought under securities laws. Such insurance is subject to the coverage amounts, exceptions, deductibles and other conditions set forth in the policy as in effect at the time of a claim, if any. There is no assurance that we will maintain liability insurance for our directors and officers.

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Item 15. Recent Sales of Unregistered Securities

Other than described below, within the past three years, the Registrant did not sell any unregistered securities.

On December 8, 2025, the Company completed a private placement pursuant to a Securities Purchase Agreement entered into with an institutional investor. In the private placement, the Company issued (i) 595,897 pre-funded warrants to purchase shares of common stock and (ii) warrants to purchase 1,042,820 shares of common stock at an exercise price of $4.03 per share. The Company also issued warrants to purchase 23,836 shares of common stock to the placement agent in connection with the transaction. In connection with the private placement, the Company entered into a warrant inducement agreement with the same investor pursuant to which the investor exercised existing warrants to purchase 210,555 shares of common stock at a reduced exercise price of $4.03 per share and received new warrants to purchase 368,471 shares of common stock. The securities issued in the private placement and warrant inducement transaction were offered and sold in reliance upon the exemption from registration provided by Section 4(a)(2) of the Securities Act of 1933, as amended, and/or Rule 506(b) of Regulation D promulgated thereunder.

On March 31, 2026, on April 17, 2026, the Board of Directors approved annual restricted stock unit (“RSU”) awards to each of the Company’s four non-employee directors pursuant to the Company’s Director Compensation Policy and the Company’s 2020 Equity Incentive Plan. The awards had an aggregate grant date value of approximately $200,000 and covered an aggregate of 87,260 shares of common stock. The awards vest in four equal quarterly installments through March 31, 2027, subject to continued service on the applicable vesting dates. The RSUs and the shares issuable upon settlement thereof were granted in reliance upon exemptions from registration under the Securities Act of 1933, as amended.

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Item 16. Exhibits and Financial Statement Schedules.

(a) Exhibits

The following exhibits are being filed with this Registration Statement:

(b) Financial Statement Schedules

No financial statement schedules are provided because the information called for is not required or is shown either in the financial statements or the notes thereto.

		Incorporated by Reference
Exhibit Number	Exhibit Description	Form	SEC File No.	Exhibit No.	Date	Filed Herewith
1.1	Form of Placement Agency Agreement (current offering)	S-1	333-296933	1.1	July 1, 2026

3.1	Articles of Incorporation, as amended	8-K	001-37487	3.1	September 19, 2022

3.2	Certificate of Amendment to Articles of Incorporation	8-K	001-37487	3.1	February 23, 2026

3.3	Amended and Restated Bylaws of the Company	8-K	001-37487	3.1	September 12, 2019

4.1	Form of Common Stock Certificate	S-1	333-201334	4.1	December 31, 2014

4.2	Description of Aethlon Medical, Inc.’s Securities	10-K	001-37487	4.9	June 10, 2026

4.3	Form of Warrant to purchase Common Stock issued on March 17, 2025	8-K	001-37487	4.1	March 17, 2025

4.4	Form of Common Warrant, dated September 4, 2025	8-K	001-37487	4.1	September 9, 2025

4.5	Form of Pre-Funded Warrant, dated September 4, 2025	8-K	001-37487	4.2	September 9, 2025

4.6	Placement Agent Warrant, dated September 4, 2025	8-K	001-37487	4.3	September 9, 2025

4.7	Form of Common Warrant, dated December 8, 2025	8-K	001-37487	4.1	December 8, 2025

4.8	Form of Pre-Funded Warrant, dated December 8, 2025	8-K	001-37487	4.2	December 8, 2025

4.9	Form of Placement Agent Warrant	8-K	001-37487	4.3	December 8, 2025

4.10	Amendment to Pre-Funded Common Stock Purchase Warrant, dated January 22, 2026	8-K	001-37487	10.2	January 26, 2026

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4.11	Amendment to Securities Purchase Agreement dated January 22, 2026	8-K	001-37487	10.1	January 26, 2026

4.12	Form of Common Warrant (current offering)	S-1	333-296933	4.12	July 1, 2026

4.13	Form of Pre-Funded Warrant (current offering)	S-1	333-296933	4.13	July 1, 2026

4.14	Form of Placement Agent Warrant (current offering)	S-1	333-296933	4.14	July 1, 2026

5.1	Opinion of Procopio, Cory, Hargreaves & Savitch, LLP	S-1	333-296933	5.1	July 1, 2026

5.2	Opinion of Carter Ledyard & Milburn, LLP	S-1	333-296933	5.2	July 1, 2026

10.1++	Aethlon Medical, Inc. Amended and Restated Non-Employee Director Compensation Policy, as Modified on February 10, 2022	10-Q	001-37487	10.2	February 14, 2022

10.2++	Employment Agreement, by and between Aethlon Medical, Inc. and James Frakes, dated December 12, 2018	10-Q	001-37487	10.3	February 11, 2019

10.3++	Amendment No. 1 to Executive Employment Agreement, effective as of November 7, 2023, by and between the Company and James B. Frakes	8-K	001-37487	10.1	December 22, 2023

10.4++	Form of Indemnification Agreement for Officers and Directors	10-Q	001-37487	10.4	February 11, 2019

10.5++	Form of Option Grant Agreement for Officers and Directors	10-Q	001-37487	10.5	February 11, 2019

10.6++	Form of Restricted Stock Unit Grant Notice and Restricted Stock Unit Agreement for Directors	10-Q	001-37487	10.6	February 11, 2019

10.7++	Form of Restricted Stock Unit Grant Notice and Restricted Stock Unit Agreement for Executives	10-Q	001-37487	10.7	February 11, 2019

10.8	Assignment Agreement, by and between Aethlon Medical, Inc. and London Health Sciences Center Research Inc., dated November 7, 2006	S-1	001-37487	10.27	November 15, 2019

10.9++	Aethlon Medical, Inc. 2020 Equity Incentive Plan as amended, Form of Restricted Stock Grant, Form of Option Grant and Agreement	8-K	001-37487	10.1	October 2, 2024

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10.10++	Employment Agreement between the Company and Dr. Fisher, dated October 30, 2020	8-K	001-37487	10.2	November 3, 2020

10.11++	Separation Agreement between the Company and Dr. Fisher, effective as of November 27, 2023	8-K	001-37487	10.1	November 27, 2023

10.12	Lease, by and between the Company and San Diego Inspire 1, LLC. and San Diego Inspire 2, LLC, effective December 7, 2020	10-Q	001-37487	10.3	February 10, 2021

10.13++	Executive Employment Agreement between the Company and Guy Cipriani, dated January 1, 2021	10-Q	001-37487	10.5	February 10, 2021

10.14++	Amendment No. 1 to Executive Employment Agreement, effective as of November 7, 2023, by and between the Company and Guy F. Cipriani	8-K	001-37487	10.2	December 22, 2023

10.15++	Executive Employment Agreement between the Company and Steven P. LaRosa, MD, dated January 4, 2021	10-Q	001-37487	10.6	February 10, 2021

10.16++	Executive Employment Agreement, by and between Aethlon Medical, Inc. and Lee D. Arnold, Ph.D., dated February 1, 2023	10-Q	001-37487	10.1	February 13, 2023

10.17	Lease between Aethlon Medical, Inc. and San Diego Inspire 5, LLC, effective October 27, 2021	10-Q	001-37487	10.1	November 9, 2021

10.18	At the Market Offering Agreement, dated March 24, 2022, by and between Aethlon Medical, Inc. and H.C. Wainwright & Co., LLC	8-K	001-37487	1.1	March 24, 2022

10.19++	Amendment No. 1 to Executive Employment Agreement, by and between Aethlon Medical, Inc. and Lee D. Arnold, Ph.D., dated May 1, 2023	10-K	001-37487	10.18	June 28, 2023

10.20	Form of Inducement Letter dated March 17, 2025	8-K	001-37487	10.1	March 17, 2025

10.21	Form of Securities Purchase Agreement, dated September 4, 2025, by and between Aethlon Medical, Inc. and the investors party thereto	8-K	001-37487	10.1	September 9, 2025

10.22	Placement Agency Agreement, dated December 5, 2025, between the Company and Maxim Group LLC	8-K	001-37487	1.1	December 8, 2025

10.23	Form of Securities Purchase Agreement (current offering)	S-1	333-296933	10.23	July 1, 2026

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10.24	Form of Registration Rights Agreement	8-K	001-37487	10.2	December 8, 2025

10.25	Form of Warrant Inducement Agreement	8-K	001-37487	10.3	December 8, 2025

10.26	Form of Securities Purchase Agreement between the Company and the purchaser signatory thereto, dated December 5, 2025	8-K	001-37487	10.1	December 8, 2025

10.27	Amendment to Securities Purchase Agreement, dated January 22, 2026	8-K	001-37487	10.1	January 26, 2026

10.28	Form of Lock-Up Agreement (current offering)	S-1	333-296933	10.28	July 1, 2026

19.1	Insider Trading Policy	10-K	001-37487	19.1	June 26, 2025

21.1	List of Subsidiaries	10-K	001-37487	21.1	June 26, 2025

23.1	Consent of Haskell & White LLP Independent Registered Public Accounting Firm					*

23.2	Consent of Procopio Cory Hargreaves & Savitch, LLP (included in Exhibit 5.1)

23.3	Consent of Carter Ledyard & Milburn LLP (included in Exhibit 5.2)

24.1	Power of Attorney (see signature page)					X

97.1	Incentive Compensation Recoupment Policy	10-K	001-37487	97.1	June 26, 2025

101 INS	Inline XBRL Instance Document – the instance document does not appear in the Interactive Data File because its XBRL tags are embedded within the Inline XBRL document					*

101 SCH	Inline XBRL Taxonomy Extension Schema with Embedded Linkbase Documents					*

107	Filing Fee Table	S-1	333-296933	107	July 1, 2026

** Previously filed on July 1, 2026, and incorporated herein by reference.

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Item 17. Undertakings

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser: each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the city of San Diego, California, on July 1, 2026.

AETHLON MEDICAL, INC.

By:	/s/ James Frakes
James B. Frakes Chief Executive Officer & Chief Financial Officer

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ James Frakes James B. Frakes	Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer and Director	July 1, 2026

* Edward G. Broenniman	Chairman and Director	July 1, 2026

* Nicolas Gikakis	Director	July 1, 2026

* Angela Rossetti	Director	July 1, 2026

* Chetan S. Shah, M.D.	Director	July 1, 2026

*By: /s/ James B. Frakes

James B. Frakes

Attorney-in-fact

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